INCORPORATED UNDER THE LAWS OF DELAWARE

NUMBER

SHARES

DRONE USA, INC.

Fully Paid Non Assessable $0.0001 Par Value **COMMON STOCK**

CUSIP NO. 26210T 107

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of DRONE USA, INC. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E Ft. Union Blvd., #214, Salt Lake City, UT 84121

By: ______________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

PRESIDENT

DRONE USA, INC.
SEAL
DELAWARE

SECRETARY